As filed with the Securities and Exchange Commission on August 19, 2005

Registration No. 33-

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GLOBAL EPOINT, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	33-0423037 (I.R.S. Employer Identification No.)

339 South Cheryl Lane

City of Industry, California 91789

(909) 869-1688

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Toresa Lou, Chief Executive Officer

Global ePoint, Inc.

339 South Cheryl Lane

City of Industry, California 91789

(909) 869-1688

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copy to:

Daniel K. Donahue, Esq.

Preston Gates & Ellis LLP

1900 Main Street, Suite 600

Irvine, California 92614-7319

(949) 253-0900

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $.03 par value per share	848,571 shares	$4.88	$4,141,026.48	$487.40

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low prices of the registrant’s common stock on August 17, 2005 on the NASDAQ stock market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 19, 2005

PROSPECTUS

GLOBAL EPOINT, INC.

848,571 SHARES

OF COMMON STOCK

This prospectus relates to shares of common stock of Global ePoint, Inc. that may be offered for sale for the account of the selling stockholders identified in this prospectus. The selling stockholders may offer and sell from time to time up to 848,571 shares of our common stock, which amount includes 282,857 shares to be issued to the selling stockholders only if and when they exercise warrants held by them.

The selling stockholders may sell all or any portion of their shares of common stock in one or more transactions on the NASDAQ stock market or in private, negotiated transactions. Each selling stockholder will determine the prices at which it sells its shares. Although we will incur expenses in connection with the registration of the common stock, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will receive gross proceeds of up to $1,035,000 from the exercise of the warrants, if and when they are exercised.

Our common stock is listed on the NASDAQ stock market and traded under the symbol “GEPT.” On August 17, 2005, the closing price of the common stock on the NASDAQ stock market was $4.86 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

The shares of common stock offered or sold under this prospectus involve a high degree of risk. See “ Risk Factors” beginning at Page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August     , 2005

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “Global ePoint,” the “company,” “we,” “us,” and “our” refer to Global ePoint, Inc., a Nevada corporation and its subsidiaries.

ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which reflect our current view (as of the date such forward-looking statement is made) with respect to future events, prospects, projections or financial performance. Words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “could,” “seek,” “intends,” “plans,” “potential,” “continue,” “estimates,” “anticipates,” “predicts,” and similar expressions or variations or negatives of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this prospectus. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements. Although forward-looking statements in this prospectus reflect the current good faith judgment of our management, such statements are based on facts and factors currently known by us. Consequently, forward-looking statements involve inherent risks and uncertainties and actual results and outcomes may differ materially and adversely from the results and outcomes discussed in or anticipated by the forward-looking statements. A number of important factors could cause our actual results to differ materially and adversely from those in the forward-looking statements. We urge you to consider the risks and uncertainties discussed elsewhere in this prospectus under the caption “Risk Factors” and in the other documents we file with the SEC in evaluating our forward-looking statements. We have no plans, and undertake no obligation, to revise or update our forward-looking statements to reflect any event or circumstance that may arise after the date of this prospectus. We caution readers not to place undue reliance upon any forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the common stock. You should read this entire prospectus carefully.

The Company

Global ePoint, Inc. and its subsidiaries is a provider of computers, computing solutions, and digital video surveillance products. Our business is operated from three divisions: our contract manufacturing division, our digital technology division, and our aviation division.

Our contract manufacturing division manufactures customized computing systems for the industrial, business and consumer markets, with the capability of specialized, custom-manufacture of other electronic products and systems. In addition to custom manufacturing, the division also sources and distributes electronic components and parts.

Our digital technology division focuses on designing, marketing and selling digital video products, primarily for commercial, industrial, homeland security, and law enforcement surveillance systems. These systems can transmit video, audio and data files using many of the existing wireless networks. This division is in its early stages of growth, and continues to concentrate on developing and acquiring new products and technologies and has not yet produced significant revenues.

Our aviation division, known as Global Airworks, is an aviation service company specializing in commercial aircraft surveillance systems and interior modification. The division’s current products include cockpit door surveillance systems which uses digital video technology to allow the pilot to view activity behind the secured cockpit door from the cockpit. The division has also developed an electronic flight bag that uses digital technology to store and retrieve flight manuals and procedures. The division also provides wire and harness solutions for various electrical applications within an aircraft.

Our executive offices are located at 339 S. Cheryl Lane, City of Industry, CA 91789, telephone (909) 869-1688.

The Offering

This offering relates to the offer and sale of our common shares by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

RISK FACTORS

You should carefully consider the following risk factors before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

We require additional funding in the future to continue to operate our business. After giving effect to our receipt of $4.6 million of net proceeds from the private placement sale of our Series B and Series C preferred stock and warrants, we had working capital of $1.3 million as of June 30, 2005. Our working capital has continued to deteriorate due to ongoing losses. We believe that we will need $5 million of additional capital, in addition to our existing cash and cash equivalents and cash generated by operations, in order to meet our working capital needs, capital expenditures, and commitments for at the next 12 months. If we are to be successful in acquiring Astrophysics, we will require an additional $20 million of funding. We will endeavor to raise additional required funds through various financing sources, including the sale of our equity and debt securities and the procurement of commercial debt financing. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to expand or continue our business as desired and operating results may be adversely affected. Debt financing will increase expenses and must be repaid regardless of operating results. Equity financing could result in dilution to existing stockholders.

In addition, any financing arrangement may have potentially adverse effects on us or our stockholders, Debt financing (if available and undertaken) may involve restrictions limiting our operating flexibility. Moreover, if we issue equity securities to raise additional funds, the following results may occur:

•	the percentage ownership of our existing stockholders will be reduced;

•	our stockholders may experience additional dilution in net book value per share; or

•	the new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock.

We rely on related parties for a substantial portion of our revenues and as the primary source for our component and subsystem purchases. The loss of business from any of these related parties would adversely affect our business. In the ordinary course of our business, we purchase from, sell products to and perform contract manufacturing services for a number of related parties that are owned or otherwise controlled by Mr. John Pan, our chief financial officer, chairman, and largest stockholder. During 2004 and the first six months of 2005 we purchased approximately $5.7 and $2.5 million, respectively, worth of products from these related parties. This represents 35% and 31% of our overall cost of goods for the year ended December 31, 2004 and the six months ended June 30, 2005, respectively. In addition, during 2004 and the first six months of 2005, we sold approximately $7.8 and $2.6 million, respectively, worth of products and contract manufacturing services to these related parties. This represents 37% and 25% of our overall sales for the year ended December 31, 2004 and the six months ended June 30, 2005, respectively. We believe that these related party relationships provide access to attractively priced components and products and an additional and substantial amount of sales revenues. However, there are no agreements, written or otherwise, between Global ePoint and these related parties obligating such parties to transact business with us in the future. As a result, these types of related party transactions could cease at any time. If our transactions with these related parties cease, our business would be adversely affected.

Our current revenues and purchases are dependent on a limited number of customers and suppliers, most of which are related parties. For the six months ended June 30, 2005 and 2004, three customers accounted for 66% and 72%, respectively, of our sales. One of these customers in 2005 and two of these customers in 2004 were related parties. During the six months ended June 30, 2005 and 2004, three vendors accounted for 43% and 40%, respectively, of our purchases. Two of these vendors were related parties. If we were to lose one or more of these customers before we are able to secure sales from other customers, our income and financial condition would be adversely affected. If we are unable to enter into and maintain satisfactory distribution arrangements with leading suppliers and an adequate supply of products, our sales could be adversely affected.

There can be no assurance that we will complete our proposed acquisition of Astrophysics, but in the event we are able to do so, our shareholders will undergo significant equity dilution. On May 27, 2005, we entered into a non-binding letter of intent to acquire Astrophysics, Inc. (“Astrophysics”), a leading designer and manufacturer of X-ray scanning security systems. Pursuant to the letter of intent, we propose to acquire all of the assets, subject to all of the liabilities, of Astrophysics in exchange for $10 million of cash and issuance of our common shares in an amount equal to 50.1% of our issued and outstanding common shares after giving effect to the acquisition of Astrophysics and a proposed $25 million equity financing. Astrophysics will also receive, for no additional consideration, the right to receive additional common shares upon the exercise or conversion of our warrants, stock options and convertible securities that are outstanding as of the close of the transaction. The letter of intent requires us to raise $25 million of capital prior to the close of the Astrophysics acquisition, of which $10 million would be paid to Astrophysics, $10 million would be contributed to the business of Astrophysics, and the balance would be applied to our general working capital. The letter of intent originally contemplated that the parties would enter into a definitive agreement by June 30, 2005, which date was later extended to July 15, 2005. As of the date of this report, we have not entered into a definitive agreement to acquire Astrophysics. While we are continuing our discussions with Astrophysics, the parties have reached an impasse and there can be no assurance we will reach a definitive agreement concerning our proposed acquisition of Astrophysics. However, if we are successful in acquiring Astrophysics on the terms set forth in the letter of intent dated May 27, 2005, our shareholders will experience significant equity dilution due to the number of shares we will need to issue in connection with our acquisition of Astrophysics and the $25 million equity financing associated with the proposed transaction.

We are an emerging growth company with limited operating history. Following our acquisition of McDigit, Inc. in August 2003, and having essentially ceased operations of our prior businesses, we recommenced operations as a new business engaged in designing and selling industrial, business and consumer computers and computing solutions; and digital video, audio and data transmission and recording products. In 2004, we acquired substantial operating assets included in our digital technology division and aviation division. As a result, we have a limited history operating our current businesses and forecasting our sales. The future success of our business will depend on our ability to successfully operate our recently acquired businesses, all of which are in highly competitive markets. Moreover, our digital technology division operates in a new and emerging market. As a new company, it will be necessary for us to implement additional operational, financial and other controls and procedures in order to be successful.

Our digital technology business is new and based on emerging technologies. Market demand for digital technologies is uncertain. We have a limited history of marketing and selling our digital video products. We continue to assess internal and external feedback relating to these products but cannot guarantee that we will be able to successfully sell products based on those technologies. We initially focused on law enforcement and the military as potential markets for our digital video products and recently began to focus on other potential market segments, including industrial, commercial and homeland security. Demand for our digital video, audio and data transmission and recording products is uncertain as, among other reasons, our customers and potential customers may:

•	not accept our emerging technologies or shift to other technologies;

•	experience technical difficulty in installing or utilizing our products; or

•	use alternative solutions to achieve their business objectives.

In addition, the lengthy and variable sales cycle for products sold by our digital technology division makes it difficult to predict sales and may result in fluctuations in quarterly operating results. Because customers often require a significant amount of time to evaluate products sold by our digital technology division before purchasing, the sales cycle associated with these products can be lengthy (exceeding one year in some cases). The sales cycles for these products also varies from customer to customer and are subject to a number of significant risks over which we have little or no control.

Government regulation of communications monitoring could cause a decline in the use of our digital video surveillance products, result in increased expenses, or subject us and our customers to regulation or liability. As the communications industry continues to evolve, governments may increasingly regulate products that monitor and record voice, video, and data transmissions over public communications networks. For example, the products we sell to law enforcement agencies, which interface with a variety of wireline, wireless, and Internet protocol networks must comply in the United States with the technical standards established by the Federal Communications Commission pursuant to the Communications Assistance for Law Enforcement Act and in Europe by the European Telecommunications Standard Institute. The adoption of new laws governing the use of our products or changes made to existing laws could cause a decline in the use of our products and could result in increased costs, particularly if we are required to modify or redesign products to accommodate these new or changing laws.

Our intellectual property rights may not be adequate to protect our business. We currently do not hold any patents for our products. To date, we have filed one patent application relating to certain elements of the technology underlying our digital video surveillance products. Although we expect to continue filing, where applicable, patent applications related to our technology, no assurances can be given that any patent will be issued on our patent application or any other application that we may file in the future or that, if such patents are issued, they will be sufficiently broad to adequately protect our technology. In addition, we cannot assure you that any patents that may be issued to us will not be challenged, invalidated, or circumvented.

Even if we are issued patents, they may not stop a competitor from illegally using our patented applications and materials. In such event, we would incur substantial costs and expenses, including lost time of management in addressing and litigating, if necessary, such matters. Additionally, we rely upon a combination of copyright, trademark and trade secret laws, license agreements and nondisclosure agreements with third parties and employees having access to confidential information or receiving unpatented proprietary know-how, trade secrets and technology to protect our proprietary rights and technology. These laws and agreements provide only limited protection. We can give no assurance that these measures will adequately protect us from misappropriation of proprietary information.

Our products may infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions. The information technology industry is characterized by frequent allegations of intellectual property infringement. In the past, third parties have asserted that certain of our digital video surveillance products infringe on their intellectual property and they may do so in the future. Any allegation of infringement could be time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause product shipment delays or force us to enter into royalty, license, or other agreements rather than dispute the merits of such allegation. If patent holders or other holders of intellectual property initiate legal proceedings, we may be forced into protracted and costly litigation. We may not be successful in defending such litigation and may not be able to procure any required royalty or license agreements on acceptable terms or at all.

If our products infringe on the intellectual property rights of others, we may be required to indemnify customers for any damages they suffer. We generally indemnify our customers with respect to infringement by our products of the proprietary rights of third parties in the event any third party asserts infringement claims directly against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using, or in the case of value added resellers, selling our products.

Our business strategy includes acquiring certain businesses and entering into joint ventures and strategic alliances. Failure to successfully integrate such businesses, joint ventures, or strategic alliances into our operations could adversely affect our business. In the past, we have acquired companies and assets and entered into certain strategic alliances, including the purchase of assets from Next Venture, Inc. and AirWorks, Inc. in April 2004. We are negotiating a proposed acquisition of Astrophysics and may make additional acquisitions and enter into joint ventures in the future. While we believe we will effectively integrate such businesses, joint ventures, or strategic alliances with our own, we may be unable to successfully do so and may be unable to realize expected cost savings and/or sales growth. Regarding the assets purchased from Next Venture and AirWorks, the acquired businesses are in emerging markets and their performance is subject to the inherent volatility of such markets. Furthermore, AirWorks’ assets were purchased from an assignee for the benefit of creditors, which means that the business was not successful in the past. Acquisitions, joint ventures and strategic alliances may involve significant other risks and uncertainties, including distraction of management’s attention away from normal business operations, insufficient revenue generation to offset liabilities assumed and expenses associated with the transaction, and unidentified issues not discovered in our due diligence process, such as product quality and technology issues and legal contingencies. In addition, in the case of acquisitions, we may be unable to effectively integrate the acquired companies’ marketing, technology, production, development, distribution and management systems. Our operating results could be adversely affected by any problems arising during or from acquisitions or from modifications or termination of joint ventures and strategic alliances or the inability to effectively integrate any future acquisitions.

We may be obligated to issue more shares of common stock as a result of our recent acquisitions, and your ownership interest in Global ePoint may be diluted as a result. Pursuant to the reorganization and stock purchase agreement related to the acquisition of McDigit, we may be obligated to issue additional shares of our common stock to Mr. John Pan based on the achievement by us of specific financial milestones in 2005 and on the occurrence of other specific conditions. Accordingly, the final number of shares of our common stock that may be issued pursuant to this agreement may not be known until sometime in 2006; provided, that we know that the aggregate number of shares of common stock that may be issued pursuant to the agreement will not exceed 85% of the then issued and outstanding shares of our common stock. In addition, we may be required to assume more debt or issue common stock to support our purchases of assets from Next Venture and AirWorks’ assignee.

USE OF PROCEEDS

We will not receive any of the proceeds from sales of common stock by any selling stockholder. We will receive gross proceeds of up to $1,035,000 from the exercise of the warrants to purchase 282,857 shares of common stock if and when the warrants held by the selling stockholders are exercised. We intend to use the net proceeds, if any, from the exercise of the warrants for our general working capital needs. There can be no assurance that the warrants will be exercised.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 848,571 shares of our common stock (i) issuable upon conversion of Series B Preferred Stock and the exercise of warrants held by certain selling stockholders, and (ii) previously issued as restricted shares to certain selling stockholders. The selling stockholders who hold Series B Preferred Stock may convert their shares of Series B Preferred Stock into shares of common stock and exercise their warrants at any time in their sole discretion. All of the selling stockholders named below acquired their common shares, shares of Series B Preferred Stock, and warrants, as applicable, directly from us in private transactions.

On May 20, 2005, we issued to the selling stockholders who acquired Series B Preferred Stock an aggregate of 15,000 shares of our Series B Preferred Stock at a price of $100.00 per share for aggregate initial gross proceeds of $1.5 million. Each share of Series B Preferred Stock is convertible into shares of our common stock at a rate of $2.80 per common share based on a value of $100.00 for each share of Series B Preferred Stock. We also granted to the holders of Series B Preferred Stock warrants to purchase an aggregate of 267,857 common shares over a three year period at an exercise price of $3.50 per share. These securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 thereunder.

On December 17, 2004, we issued to Hayden Communications, Inc., in connection with the performance of services, warrants to purchase an aggregate of 15,000 common shares over a three year period at an exercise price of $6.50 per share. In July 2005, we issued to CEOcast 30,000 restricted shares of our common stock in connection with the performance of services.

The following table sets forth certain information known to us as of August 17, 2005 as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of our common stock by the selling stockholders. The table assumes the conversion of all shares of our convertible preferred stock outstanding as of August 17, 2005. The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that each selling stockholder exercises all of its warrants and sells all of the shares issued upon exercise thereof, and that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and all other prospectuses filed by us on behalf of such selling stockholder, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

	Shares beneficially owned before the offering			Number of Shares being offered	Shares beneficially owned after offering
Name of beneficial owner	Number		Percentage		Number	Percentage
M.A.G. Capital, LLC (f/k/a/ Mercator Advisory Group, LLC) (1)	1,587,366	(2)	10.1%	53,571	-0-	0%
Mercator Momentum Fund, LP (1).	359,185	(3)(4)	2.3%	190,000	-0-	0%
Mercator Momentum Fund III, LP (1)	313,806	(3)(5)	2.0%	120,000	-0-	0%
Monarch Pointe Fund, Ltd. (6).	794,804	(3)(7)	5.0%	440,000	-0-	0%
CEOcast	30,000		*	30,000		0%
Hayden Communications, Inc.	15,000	(8)	*	15,000	-0-	0%

*	Less than 1%

(1)	David Firestone is the Managing Member of M.A.G. Capital, LLC (formerly known as Mercator Advisory Group, LLC), which is the General Partner of Mercator Momentum Fund, LP, and Mercator Momentum Fund III, LP, and manager of Monarch Pointe Fund, Ltd. M.A.G. disclaims beneficial ownership in excess of 9.9% of the shares of common stock outstanding.

(2)	Includes shares beneficially owned by Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., and Monarch Pointe Fund, Ltd., as well as shares issuable upon exercise of warrants to purchase common stock held by M.A.G. Capital.

(3)	Includes common shares issuable upon conversion of our Series A Preferred Stock and our Series B Preferred Stock.

(4)	Includes 116,326 shares issuable upon exercise of warrants to purchase common stock

(5)	Includes 105,566 shares issuable upon exercise of warrants to purchase common stock.

(6)	M.A.G. Capital is Manager of Monarch Pointe Fund, Ltd and David Firestone is the President of Monarch Pointe Fund, Ltd.

(7)	Includes 256,394 shares issuable upon exercise of warrants to purchase common stock.

(8)	Represents shares issuable upon exercise of a warrant to purchase common stock.

Except as otherwise indicated above or in the footnotes to the table, the selling stockholders have not held any position or office or had any material relationship with our company or any of its subsidiaries within the past three years and the selling stockholders possess sole voting and investment power with respect to the shares shown.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue 50,000,000 shares of common stock, of which, as of August 17, 2005, 13,426,474 shares were issued and outstanding and held by approximately 456 record holders. Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The approval of proposals submitted to stockholders at a meeting other than for the election of directors requires the favorable vote of a majority of the shares voting, except in the case of certain fundamental matters (such as certain amendments to the certificate of incorporation, and certain mergers and reorganizations), in which cases Nevada law and our bylaws require the favorable vote of at least a majority of all outstanding shares. Stockholders are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, and in the event of liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

Undesignated Preferred Stock

We are authorized to issue 2,000,000 shares of preferred stock, of which 55,000 shares have been designated as “Series A Preferred Stock”, all of which are issued and 12,000 of which are currently outstanding; 55,000 have been designated “Series B Preferred Stock”, 15,000 of which are currently issued and outstanding; and 1,250,010 have been designated “Series C Preferred Stock”, 1,250,004 of which are currently issued and outstanding (as described below). Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series or classes, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to that of the common stock. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of the Company.

Series A Preferred Stock

There are 55,000 shares of Series A Preferred Stock currently issued, and 12,000 shares of Series A Preferred Stock outstanding. The balance of the issued shares have been converted into shares of our common stock. The Series A Preferred Stock is initially convertible into shares of common stock at $4.55 per share. In the event of any conversions of the Series A Preferred Stock, if the market price of our common stock is less than $4.76, then the conversion price applicable to that particular conversion will be adjusted to a price equal to eighty-five percent (85%) of the market price on such conversion date; provided, that, in no event will the adjusted conversion price be less than $3.00 per share. Upon a liquidation, dissolution or winding up of Global ePoint, the holders of Series A Preferred Stock are entitled to be paid first out of the assets of the company available for distribution to the stockholders an amount equal to $100.00 per share of Series A Preferred Stock. The holders of Series A Preferred Stock have no voting rights.

Series B Preferred Stock

There are 15,000 shares of Series B Preferred Stock currently issued and outstanding. The Series B Preferred Stock is convertible into shares of common stock at a rate of $2.80 per common share based on a value of $100.00 for each share of Series B Preferred Stock. The conversion price is not subject to adjustment, except for standard anti-dilution adjustments relating to stock splits, combinations and the like. Upon a liquidation, dissolution or winding up of Global ePoint, the holders of Series B Preferred Stock are entitled to be paid out of the assets of the company available for distribution to the stockholders, along with the holders of Series A Preferred Stock, an amount equal to $100.00 per share of Series B Preferred Stock. Except as required by law, the holders of Series B Preferred Stock have no voting rights.

Series C Preferred Stock

There are 1,250,004 shares of Series C Preferred Stock currently issued and outstanding. The Series C Preferred Stock is convertible into shares of common stock at a ratio of one common share for each share of Series C Preferred Stock. The conversion price is not subject to adjustment, except for standard anti-dilution adjustments relating to stock splits, combinations and the like. Upon a liquidation, dissolution or winding up of Global ePoint, the holders of Series C Preferred Stock are entitled to be paid first out of the assets of the company available for distribution to the stockholders, ahead of the holders of Series B Preferred Stock, an amount equal to $2.80 per share of Series C Preferred Stock. Except as required by law, the holders of Series C Preferred Stock have no voting rights.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by Preston Gates & Ellis LLP, Irvine, California.

EXPERTS

Our financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the fiscal years ended December 31, 2004 and 2003 have been audited by Haskell & White LLP, an independent registered public accounting firm. These financial statements have been incorporated in this prospectus by reference in reliance upon the report of Haskell & White LLP, pertaining to such financial statements and upon the authority of such firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain reports, proxy and information statements, and other information regarding issuers (including Global ePoint) may be found. In addition, such material concerning the Company may be inspected at the offices of the NASDAQ stock market.

This prospectus is part of a registration statement filed with the SEC. The registration statement contains more information than this prospectus regarding our company and its common stock, including certain exhibits filed. You can get a copy of the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.

•	Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005, filed on August 19, 2005.

•	Current Report on Form 8-K filed on June 14, 2005.

•	Definitive Proxy Statement filed on June 14, 2005.

•	Current Report on Form 8-K filed on June 9, 2005.

•	Current Report on Form 8-K filed on June 3 2005.

•	Definitive Proxy Statement filed on June 3, 2005.

•	Current Report on Form 8-K filed on May 26, 2005.

•	Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2005, filed on May 23, 2005.

•	Current Report on Form 8-K/A filed on May 9, 2005.

•	Current Report on Form 8-K filed on May 6, 2005.

•	Annual Report on Form 10-KSB filed on April 15, 2005 for the year ended December 31, 2004.

We will provide without charge to each person, including any beneficial owner of common stock, to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be directed to: Global ePoint, Inc., 339 South Cheryl Lane, City of Industry, California 91789, Attention: Toresa Lou, Chief Executive Officer, Telephone: (909) 869-1688.

PART II

INFORMATION NOT REQUIRED

IN PROSPECTUS

Item 14. Itemized Statement of Expenses.

The table below sets forth the estimated expenses (except the SEC registration fee, which is an actual expense) in connection with the offer and sale of the shares of common stock of the registrant covered by this Registration Statement.

SEC Registration Fee	$487
Legal Fees and Expenses	$25,000
Accounting Fees and Expenses	$5,000
Printing Fees and Expenses	$2,500
Miscellaneous	$1,500

Total	$34,487

Item 15. Indemnification of Directors and Officers.

Nevada law and Global ePoint’s articles of incorporation and bylaws provide that Global ePoint shall, under certain circumstances and subject to certain limitations, indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

Item 16. Exhibits.

The exhibits to this registration statement are listed in the Index to Exhibits on Page II-4.

Item 17. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Industry, State of California on August 19, 2005.

GLOBAL EPOINT, INC.

By:	/s/ Toresa Lou
Toresa Lou, Chief Executive Officer

POWER OF ATTORNEY

Each director whose signature appears below constitutes and appoints Toresa Lou, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting onto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on August 19, 2005.

Signature	Title	Date

/s/ John Pan JOHN PAN	Chairman of the Board and Chief Financial Officer (Principal Financial Officer)	August 19, 2005

/s/ Toresa Lou TORESA LOU	Chief Executive Officer and Director (Principal Executive Officer)	August 19, 2005

/s/ John Yuan JOHN YUAN	Director	August 19, 2005

/s/ William W. Dolph, M.D. WILLIAM W. DOLPH, M.D.	Director	August 19, 2005

/s/ Jongil Kim JONGIL KIM	Director	August 19, 2005

OWEN LEE BARNETT	Director

/s/ Daryl F. Gates DARYL F. GATES	Director	August 19, 2005

/s/ Lawrence S. Leong LAWRENCE S. LEONG	Director	August 19, 2005

/s/ James D. Smith JAMES D. SMITH	Director	August 19, 2005

INDEX TO EXHIBITS

Exhibit

2.1	Subscription Agreement (Incorporated by reference to Exhibit 10.1 to Form 10-QSB filed on May 23, 2005)

4.1	Certificate of Designations of Rights and Preferences of Series B Convertible Preferred Stock (Incorporated by reference to Exhibit 3i.2 to Form 8-K filed on June 9, 2005)

4.2	Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 to Form 10-QSB filed on May 23, 2005)

4.3	Form of Warrant (Incorporated by reference to Exhibit 10.3 to Form 10-QSB filed on May 23, 2005)

5.1	Opinion and Consent of Preston Gates & Ellis LLP

23.1	Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1)

23.2	Consent of Haskell & White LLP

24.1	Power of Attorney (included on Page II-3 of this Registration Statement)